Dear Joseph,

Starlight Investments, LLC (“Starlight”) and ValueRich, Inc. (“ValueRich”) entered into a Stock Purchase Agreement on or around May 20, 2008 (the “Stock Purchase”), pursuant to which ValueRich was to purchase all of the outstanding membership interests of Starlight (the “Transaction”). Pursuant to that Stock Purchase, both parties were to use their best efforts to promptly comply with the terms and conditions of the Stock Purchase in anticipation of closing the Transaction.

In furtherance of the letter I sent you on Monday August 18, 2008, Starlight is hereby terminating the Stock Purchase and withdrawing the terms set forth in the Restated Stock Purchase from negotiation.

Starlight Investments, LLC

By: Bryan Emerson

Its: Managing Director

/s/ Bryan Emerson

Date: August 20, 2008